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                                                                   EXHIBIT 10(q)

                                LETTER AGREEMENT


December 4, 1995




Mr. Charles W. Battey
K N Energy, Inc.
P.O. Box 281304
Lakewood, Colorado  80228-8304

Dear Chuck:

By mutual agreement, your employment will terminate effective as of the close of business on April 11, 1996. As used in this Agreement, the term "K N" means collectively K N Energy, Inc., a Kansas corporation, its divisions and affiliates. For purposes of this Agreement, the term "affiliates" shall have the same definition as the term "affiliated group" in Section 1504(a) of the Internal Revenue Code of 1986, as amended from time to time.

K N hereby makes the following offer for the purpose of making a full and final compromise adjustment and settlement of any and all claims, disputed or otherwise, on account of our past employment relationship and termination therefrom, both pending and unknown. Simply stated, this offer is for the expressed purpose of precluding any further or additional claims arising out of the employment relationship. Based upon such understandings, the parties agree as follows:

         1. Executive Cash Incentive. For your 1994 executive compensation incentive, you shall receive $100,000, subject to applicable taxes and authorized payroll deductions, payable upon your demand.

         2. Consulting Services. After April 11, 1996, and until April 15, 1998, you shall provide consulting services, as an independent contractor, to K N. Such services shall be at the direction of the Chief Executive Officer. As compensation for said services, you shall receive a gross payment of $300,000 payable in four equal $75,000 installments on October 1, 1996, April 1, 1997, October 1, 1997, and April 1, 1998, all of which are subject to applicable taxes.

         3. Retirement Benefits. After the effective termination date, you will be eligible to continue certain welfare benefit coverages pursuant to COBRA, subject to COBRA's rules and
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Charles W. Battey
December 4, 1995
Page 2

provisions. You specifically understand that K N expressly reserves the right to change or terminate the welfare benefit plan coverages, including medical and dental, at any time for any reason. Any such change shall be solely at the discretion of K N and shall apply to all similarly-situated employees.

It is specifically understood and agreed that the above-mentioned payments will not increase the amount payable under any present benefit plan adopted or sponsored by K N; as examples, there will be no further retirement benefit contributions paid by K N to any plan on your behalf, vacation accruals or holidays paid after April 11, 1996.

You may receive the account balances of any profit sharing and 401(k) plans presently credited to your account(s). You also will retain your vested interest in the pension plan, payable in accordance with the plan's provisions, and continue your eligibility to receive certain supplemental pension payments as a direct obligation of K N under K N's nonqualified supplemental retirement plan. Amounts paid to K N's employee stock purchase plan will be promptly refunded with interest as described in the plan document.

It is understood and agreed that all of your unvested shares of K N stock available under the K N stock option plan(s) will become fully vested on April 11, 1996, and the exercise date for all your stock option shares will be extended to April 11, 1998.

         4. Release. On or about April 11, 1996, you shall deliver to K N a general release in substantially the form of Exhibit 1 attached hereto. This general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to, your employment and severance of your employment with K N. You further agree to execute necessary resignations as an officer of K N Energy, Inc., and its affiliates.

Nothing in this Agreement, including the payment of any sum by K N, constitutes an admission by K N of any legal wrong prohibited by local, state and federal law, contract or tort, rule or regulation in connection with your past employment and separation therefrom.
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Charles W. Battey
December 4, 1995
Page 3

         5. Voluntary Resignation. Your separation from employment shall be treated as voluntary and explained as voluntary to any person making inquiry.

         6. K N Directorship. You shall retain your position as a K N Director for the remainder of your term. Your outside Director's retainer fee for 1996 shall be prorated from April 11, 1996.

         7.      Miscellaneous.

                 (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

                 (b) This Agreement is contractual and not a mere recital. This Agreement constitutes the entire contract between you and K N. No provisions of this Agreement ma be modified, waived or discharged by any party unless it is in writing and signed by duly authorized representatives of both parties hereto.

                 (c) This Agreement is binding upon and inures to the benefit of the heirs, personal representatives, successors and assigns of both parties hereto.

                 (d) You specifically acknowledge that this Agreement is freely and voluntarily executed by you, knowingly and voluntarily, after careful consideration.

                 (e) You specifically acknowledge that this Agreement is intended to be a valid legal instrument, and no provision of this Agreement which shall be deemed unenforceable shall in any way invalidate any other provision of this Agreement, all of which remains in full force and effect.

                 (f) The headings of this Agreement are intended for convenience of reference and shall not control or affect its meaning or construction of any provision hereof.

         8. Attorney Review. We encourage you to have an attorney of your choosing review this Agreement prior to your signature. By voluntarily executing this Agreement, you confirm that you are relying upon your own judgment and advice of your attorneys, and not upon the representation of K N, its directors, officers, employees and agents.

         9. Consideration Period. You have three weeks to accept K N's offer after its presentation, and, if you choose to accept it within said period, another seven days thereafter to revoke that acceptance should you change your mind.
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Charles W. Battey
December 4, 1995
Page 4

         10. Non-Disclosure of this Agreement. Except as to your present spouse or as required by law, the parties, including your spouse, agree not to disclose or publicize the term of this Agreement or to assist others to disclose or publicize the terms of this Agreement. This non-disclosure agreement applies to the parties' attorneys, agents, officials, managers, employees and spouses as well as to the named parties.

If the foregoing is satisfactory and meets with your approval, please so indicate in the space provided below on the attached copy of this letter and return it to me.

Very truly yours,

/s/ LARRY D. HALL

Larry D. Hall
President and Chief Executive Officer


Agreed to and Accepted this
4th day of December, 1995.




     /s/ CHARLES W. BATTEY
---------------------------
Charles W. Battey
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                                                                       EXHIBIT 1

                                GENERAL RELEASE


Charles W. Battey (hereinafter referred to as "Mr. Battey"), in consideration of the execution and delivery of the Letter Agreement of _______________, 1995, by K N Energy, Inc. ("the Company") and for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration received from or paid on behalf of the Company, the receipt whereof is hereby acknowledged, has remised, released, and forever discharged, and by these presents does, for himself and for his respective representatives and assigns, remise, release, and forever discharge the Company, its present and former parents, subsidiaries and affiliates, and its respective successors, officers, employees, agents, directors, attorneys and assigns, from all actions, including those under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, or any other State, Federal, or local law concerning age, race, religion, national origin, disability, or any other law or regulation, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, grievances and demands whatsoever, in law or equity, which Mr. Battey, or any person or entity referred to in the next succeeding paragraph, ever had from the beginning of time, now has, or which he or his personal representatives or assigns hereafter can, shall, or may have against any parties or persons referred to above for, upon or by reason of any matter, cause, or thing arising out of his employment with and termination from the Company, excepting only the obligations of the Company under the above-mentioned Agreement.

This Release shall extend to and include (but not be limited to) all claims, grievances, and demands, and all other matters referred to above, which Mr. Battey might assert personally or in a representative capacity on behalf of any other person or entity, or in any other capacity whatsoever, including, without limiting the generality of the foregoing, in the capacity of an employee, or former employee (or dependent or personal representative thereof). Mr. Battey covenants that he will not
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sue on, nor commence any proceedings relating to, any claim which would be released by this Release.

Mr. Battey further represents and agrees as follows:

1. Mr. Battey has been encouraged to seek independent legal advice from an attorney with respect to the advisability of making the releases provided for herein and with respect to the advisability of executing this Release;

2. Except for covenants expressly set forth in this Release and the above-referenced Agreement, no person, firm or entity (whether or not a signatory hereto) ("Person") has made any statement, representation or promise to Mr. Battey regarding a fact relied upon by Mr. Battey, and Mr. Battey has not relied upon any statement, representation, or promise of any Person in executing this release or in making the agreements provided for herein;

3. Mr. Battey has made such investigation of the facts pertaining to the claims and this General Release and of all matters pertaining hereto as are deemed necessary or desirable; and

4. Mr. Battey has the full right, capacity, and authority to enter into and perform this Release.


IN WITNESS WHEREOF, Mr. Battey has executed this Release on the date stated below, at Lakewood, Colorado.



         Date:________________             __________________________
                                                Charles W. Battey